IQST – iQSTEL Grows 16% In April To $5.28 Million In Revenue Toward $60.5 Million Annual Forecast

New York, NY – May 19, 2021 – iQSTEL, Inc. (USOTC: IQST) today reported the company reached $5.28 Million in revenue for the month of April (preliminary unaudited figure). The April revenue represents a 16% increase over the revenue achieved in March.

“All our operating subsidiaries are working in concert within our collective business plan toward our $60.4 Million revenue forecast,” said Leandro Iglesias, iQSTEL CEO. “I reiterate what I said in our recent letter to shareholders following the close of Q1: ‘Of course, we still have room to improve, and every day the management team keeps focusing on increasing the company business value, reducing costs, reducing expenses, increasing profit, and increasing revenues, all at the same time’ ".

iQSTEL reported 182% revenue growth in Q1-FY2021 keeping the company well on track to its $60.5 Million Annual Revenue Forecast.

About iQSTEL Inc.:

iQSTEL Inc (OTC: IQST) (www.iQSTEL.com) is a US-based publicly-listed company offering leading-edge Telecommunication, Technology and Fintech Services for Global Markets, with presence in 13 countries. The company provides services to the Telecommunications, Electric Vehicle (EV), Liquid Fuel Distribution, Chemical and Financial Services Industries. iQSTEL has 4 Business Divisions: Telecom, Technology, Fintech and Blockchain, with worldwide B2B and B2C customer relations operating through its subsidiaries: Etelix, SwissLink, QGlobal SMS, SMSDirectos, IoT Labs, Global Money One and itsBchain. The Company has an extensive portfolio of products and services for its clients: SMS, VoIP, 4G & 5G international infrastructure connectivity, Cloud-PBX, OmniChannel Marketing, IoT Smart Electric Vehicle Platform, iQ Batteries for Electric Vehicles, IoT Smart Gas Platform, IoT Smart Tank Platform, Visa Debit Card, Money Remittance, Mobile Number Portability Application MNPA (Blockchain Platform) and Settlement & Payments Marketplace (Blockchain Platform).

Safe Harbor Statement: Statements in this news release may be "forward-looking statements". Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Any forward-looking statements speak only as of the date of this news release and iQSTEL Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release.

iQSTEL Inc.

IR US Phone: 646-740-0907, IR Email: investors@iqstel.com

Source: iQSTEL Inc. and its subsidiaries: www.iqstel.com